                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of June 20, 2005 by and between NEUROCRINE BIOSCIENCES, INC., 12790 El Camino Real, San Diego, California 92130 (hereinafter the "Company"), and Richard Ranieri (hereinafter "Executive").

                                 R E C I T A L S

      WHEREAS, the Company and Executive wish to set forth in this Agreement the terms and conditions under which Executive is to be employed by the Company on and after the date hereof; and

      NOW, THEREFORE, the Company and Executive, in consideration of the mutual promises set forth herein, agree as follows:

                                    ARTICLE 1

                                TERM OF AGREEMENT

      1.1 COMMENCEMENT DATE. Executive's fulltime employment with the Company under this Agreement shall commence as of June 20, 2005 ("Commencement Date") and this Agreement shall expire after a period of three (3) years from the Commencement Date, unless renewed in accordance with paragraph 1.2 or terminated pursuant to Article 6.

      1.2 RENEWAL. The term of this Agreement shall be automatically renewed for successive, additional three (3) year terms unless either party delivers written notice to the other at least ninety (90) days prior to the end of any term of an intention to terminate this Agreement or to renew it for a term of less than three (3) years but not less than (1) year. If the term of this Agreement is renewed for a term of less than three (3) years, then thereafter the term of this Agreement shall be automatically renewed for successive, additional identical terms unless either party delivers a written notice to the other of an intention to terminate this Agreement or to renew it for a different term of not less than one (1) year, such notice to be delivered at least ninety (90) days prior to the end of any term. The Company's failure to renew this Agreement at the end of any term shall be considered a termination without Cause as set forth in Section 6.4 below.

                                    ARTICLE 2

                                EMPLOYMENT DUTIES

      2.1 TITLE/RESPONSIBILITIES. Executive hereby accepts employment with the Company pursuant to the terms and conditions hereof. Executive agrees to serve the Company as Senior Vice President, Human Resources reporting to the Chief Executive Officer. Executive shall have the powers and duties commensurate with such position, including but not limited to hiring personnel necessary to carry out the responsibilities for such position as set forth in the annual business plan approved by the Board of Directors.

      2.2 FULL TIME ATTENTION. Executive shall devote his best efforts and his full business time and attention to the performance of the services customarily incident to such office and to such other services as the President or Board may reasonably request.

      2.3 OTHER ACTIVITIES. Except upon the prior written consent of the President & Chief Executive Officer, Executive shall not during the period of employment engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or any other corporation or entity that directly or indirectly controls, is controlled by, or is under common control with the Company (an "Affiliated Company"), provided that Executive may own less than two percent (2%) of the outstanding securities of any such publicly traded competing corporation.

                                    ARTICLE 3

                                  COMPENSATION

      3.1 BASE SALARY. Executive shall receive a Base Salary at an annual rate of two hundred and eighty thousand dollars ($280,000), payable semi-monthly in equal installments in accordance with the Company's normal payroll practices. The Chief Executive Officer shall provide Executive with annual performance reviews, and, thereafter, Executive shall be entitled to such increase in Base Salary as the Chief Executive Officer and Board of Directors may from time to time establish in their sole discretion.

      3.2 INCENTIVE BONUS. In addition to any other bonus Executive shall be awarded by the Company's Board of Directors, the Company shall pay Executive an annual bonus as determined by the Chief Executive Officer and Company's Board of Directors based upon achievement of Executive in meeting personal goals approved by the Chief Executive Officer and Board of Directors and achievement by the Company of corporate goals approved by the Board of Directors annually. Executive's personal goals and the Company's corporate goals will be set forth in writing by Board of Directors within ninety (90) days after the start of the Company's fiscal year. The Chief Executive Officer and Board of Directors shall, in their sole discretion, determine whether Executive's personal goals have been obtained. The Board of Directors shall, in its sole discretion, determine whether the corporate goals have been obtained.

      3.3 EQUITY. The Executive will receive a stock bonus of 5000 shares of stock that will vest on June 20, 2009. The Executive will also receive a stock option to purchase eighty thousand (80,000) shares of the Company's common stock with an exercise price equal to the closing price of the Company's common stock as quoted on the NSADAQ National Market System on June 20, 2005. Such option shall vest over a four-year period with twenty five percent (25%) of such vesting occurring on June 20, 2006 and one-forty-eight (1/48) per month thereafter in accordance with the terms of the Employment Commencement Nonstatutory Stock Option dated June 20, 2005. Each year starting in 2006 and continuing for the term of this Agreement, the Executive will be eligible to receive a Stock Option award under the Company's 2003

Incentive Stock Option Plan with the number of shares and exercise price as shall be determined by the Board of Directors.

      3.5 WITHHOLDINGS. All compensation and benefits payable to Executive hereunder and the Agreement shall be subject to all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

                                    ARTICLE 4

                     EXPENSE ALLOWANCES AND FRINGE BENEFITS

      4.1 VACATION. Executive shall be entitled to the greater of three (3) weeks of annual paid vacation or the amount of annual paid vacation to which Executive may become entitled under the terms of Company's vacation policy for employees during the term of this Agreement.

      4.2 BENEFITS. During the term of this Agreement, the Company shall also provide Executive with health insurance benefits comparable to those it generally provides to its other senior management employees. As Executive becomes eligible in accordance with criteria to be adopted by the Company, the Company shall provide Executive with the right to participate in and to receive benefit from life, accident, disability, medical, pension, bonus, stock, profit-sharing and savings plans and similar benefits made available generally to executives of the Company as such plans and benefits may be adopted by the Company. The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan as it may be amended from time to time.

      4.3 BUSINESS EXPENSE REIMBURSEMENT. During the term of this Agreement, Executive shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred by him (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder. Executive agrees to furnish to the Company adequate records and other documentary evidence of such expense for which Executive seeks reimbursement. Such expenses shall be reimbursed and accounted for under the policies and procedure established by the Company.

      4.4 RELOCATION. The Company will reimburse the Executive for reasonable and customary out of pocket expenses relating to:

                  (i) Reasonable house hunting trips to San Diego for Executive and up to one other person including round trip coach airfare.

                  (ii) One-way coach airfare for Executive and his family for final relocation to San Diego.

                  (iii) Temporary housing rent expenses following Executive's relocation to San Diego for a period of up to three (3) months subject to extension as reasonably necessary.

                  (iv) Reasonable and customary moving expenses (including temporary storage) of household goods and personal property (including up to three (3) vehicles) to San Diego.

                  (v) Rental car, if needed, for up to ten (10) days (or longer dependent on arrival of Executive's vehicles in San Diego) following relocation to San Diego.

                  (vi) Reasonable and customary real estate commissions and closing costs on the sale of Executive's Los Altos home (including legal fees, transfer taxes, brokerage fees (5%), title insurance and other non-recurring fees).

                  (vii) Up to one (1.0) point of the principal balance of the mortgage on the first San Diego home purchased by Executive prior to June 20, 2006.

                  (viii) Cost to retain a tax specialist to provide personal income tax guidance associated with the Executive's relocation expenses for a three (3) year period.

                  (ix) Incremental increase in federal and state income tax for a period of two (2) years by reason of payment by the Company of expenses set forth in (iii), (v) and (vi) above except for those expenses which are deductible for federal and state income tax purposes.

In the event Executive voluntarily terminates employment with the Company prior to June 20, 2006, Executive will repay to the Company all amounts paid by the Company to the Executive or on the Executive's behalf pursuant to (i)-(x) above on a prorata basis based on the uncompleted period of employment.

                                    ARTICLE 5

                                 CONFIDENTIALITY

      5.1 PROPRIETARY INFORMATION. Executive represents and warrants that he has previously executed and delivered to the Company the Company's standard Proprietary Information and Inventions Agreement in form acceptable to the Company's counsel.

      5.2 RETURN OF PROPERTY. All documents, records, apparatus, equipment and other physical property which is furnished to or obtained by Executive in the course of his employment with the Company shall be and remain the sole property of the Company. Executive agrees that, upon the termination of his employment, he shall return all such property (whether or not it pertains to Proprietary Information as defined in the Proprietary Information and Inventions Agreement), and agrees not to make or retain copies, reproductions or summaries of any such property.

      5.3 NO USE OF PRIOR CONFIDENTIAL INFORMATION. Executive will not intentionally disclose to the Company or use on its behalf any confidential information belonging to any of his former employers or any other third party.

                                    ARTICLE 6

                                   TERMINATION

      6.1 BY DEATH. The period of employment shall terminate automatically upon the death of Executive. In such event, all stock options held by Executive at the time of termination will continue to vest for a period of six (6) months following termination. All stock options held by Executive that are vested at the time of termination or within six (6) months thereafter will be exercisable in accordance with their terms for a period of one year. In addition, the Company shall pay to Executive's beneficiaries or his estate, as the case may be, any accrued Base Salary, any bonus compensation to the extent earned, any vested deferred compensation (other than pension plan or profit-sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination (collectively Accrued Compensation), but no other compensation or reimbursement of any kind, including, without limitation, severance compensation, and thereafter, the Company's obligations hereunder shall terminate.

      6.2 BY DISABILITY. If Executive is prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of one hundred twenty (120) consecutive days, or for one hundred and eighty (180) days in the aggregate in any three hundred and sixty-five (365) day period, then, to the extent permitted by law, the Company may terminate the employment of Executive at such time. In such event, all stock options held by Executive at the time of termination will continue to vest for a period of six (6) months following termination. All stock options held by Executive that are vested at the time of termination or within six (6) months thereafter will be exercisable in accordance with their terms for a period of one year following termination. In addiiton, the Company shall pay to Executive all Accrued Compensation, and shall continue to pay to Executive the Base Salary until such time, as Executive shall become entitled to receive disability insurance payments under the disability insurance policy maintained by the Company, but no other compensation or reimbursement of any kind, including without limitation, severance compensation, and thereafter the Company's obligations hereunder shall terminate. Nothing in this Section shall affect Executive's rights under any disability plan in which he is a participant.

      6.3 BY COMPANY FOR CAUSE. The Company may terminate the Executive's employment for Cause (as defined below) without liability at any time with or without advance notice to Executive. The Company shall pay Executive all Accrued Compensation, but no other compensation or reimbursement of any kind, including without limitation, severance compensation, and thereafter the Company's obligations hereunder shall terminate. Termination shall be for "Cause" in the event of the occurrence of any of the following: (a) any intentional action or intentional failure to act by Executive which was performed in bad faith and to the material detriment of the Company; (b) Executive intentionally refuses or intentionally fails to act in accordance with any lawful and proper direction or order of the Chief Executive Officer; (c) Executive willfully and habitually neglects the duties of employment; or (d) Executive is convicted of a felony crime involving moral turpitude, provided that in the event that an of the foregoing events is capable of being cured, the Board of Directors shall provide written notice to Executive describing the nature of such event and Executive shall thereafter have ten (10) business days to cure such event.

      6.4 TERMINATION WITHOUT CAUSE. At any time, the Company may terminate the employment of Executive without liability other than as set forth below, for any reason not specified in Section 6.3 above, by giving thirty (30) days advance written notice to Executive. If the Company elects to terminate Executive pursuant to this Section 6.4,

      (a)   the Company shall pay to Executive all Accrued Compensation,

      (b) the Company shall continue to pay to Executive as provided herein Executive's Base Salary over the period equal to nine (9) months from the date of such termination as severance compensation,

      (c) the Company shall make a lump sum payment to Executive in an amount equal to a pro rata portion of the Executive's annual actual cash incentive bonus for Company's fiscal year preceding the year of termination based on the number of completed months of Executive's employment in the fiscal year plus nine (9);

      (d) the vesting of all outstanding stock options held by Executive shall be accelerated so that the amount of shares vested under such option shall equal that number of shares which would have been vested if the Executive had continued to render services to the Company for nine (9) continuous months after the date of his termination of employment, and

      (e) the Company shall pay all costs which the Company would otherwise have incurred to maintain all of Executive's health and welfare, and retirement benefits (either on the same or substantially equivalent terms and conditions) if the Executive had continued to render services to the Company for nine (9) continuous months after the date of his termination of employment.

      The Company shall have no further obligations to Executive other than those set forth in the preceding sentence. During the period when such severance compensation is being paid to Executive, Executive shall not (i) engage, directly or indirectly, in providing services to any other business program or project that is competitive to a program or project being conducted by the Company or any Affiliated Company at the time of such employment termination (provided that Executive may own less than two percent (2%) of the outstanding securities of any publicly traded corporation), or (ii) hire, solicit, or attempt to solicit on behalf of himself or any other party or any employee or exclusive consultant of the Company. If the Company terminates this Agreement or the employment of Executive with the Company other than pursuant to Section 6.1, 6.2 or 6.3, then this section 6.4 shall apply.

      6.5 CONSTRUCTIVE TERMINATION A Constructive Termination shall be deemed to be a termination of employment of Executive without cause pursuant to Section
6.4. For Purposes of this Agreement, a "Constructive Termination" means that the Executive voluntarily terminates his employment except in connection with the termination of his employment for death, disability, retirement, fraud, misappropriation, embezzlement (or any other occurrence which constitutes "Cause" under section 6.3) or any other voluntary termination of employment by Executive other than a Constructive Termination after any of the following are undertaken without Executive's express written consent:

            (a) the assignment to Executive of any duties or responsibilities which result in any diminution of position as judged against the duties and responsibilities assigned to executives with Executive's position in the Company's peer group of companies and shall not include (i) duties and responsibilities assigned to Executive with the understanding that as the Company grows and management staff increases in number, such duties and responsibilities will eventually be reassigned in a manner consistent with the Company's peer group of companies, (ii) change in reporting relationship that does not change in any material way the Executive's duties and responsibilities or (iii) any change in duties or responsibilities or reporting relationships that Executive does not identify as Constructive Termination to the Chief Executive Officer in writing within 15 days following the Chief Executive Officer's proposal of such change to Executive;

            (b) a reduction by the Company in Executive's annual Base Salary by greater than five percent (5%);

            (c) a relocation of Executive or the Company's principal executive offices if Executive's principal office is at such offices, to a location more than forty (40) miles from the location at which Executive is then performing his duties, except for an opportunity to relocate which is accepted by Executive in writing;

            (d) any material breach by the Company of any provision of this Agreement; or

            (e) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

      6.6 TERMINATION FOLLOWING CHANGE IN CONTROL. In the event of a termination Without Cause or Constructive Termination within six (6) months after a Change in Control (as defined below) or Executive's voluntary termination within thirty
(30) days following the six (6) month anniversary of a Change in Control, the Company shall pay to Executive a lump sum severance payment in an amount equal to one (1.0) times (Executive's then Base Salary plus annual actual cash incentive bonus for Company's fiscal year preceding the year of termination). In addition, the Executive will receive at Executive's option (i) accelerated vesting of all stock options held by Executive by reason of the assumption or substitution of successor corporation stock options for the Executive's unvested Company stock options at the time of the Change in Control pursuant to the terms of the Company's Stock Incentive Plans or (ii) a cash payment equal to the cash value of all unvested Company stock options held by Executive at the time of the Change in Control. In addition, the Executive will be reimbursed for the increase in federal and state income taxes payable by Executive by reason of the benefits provided under this Section 6.6.

      6.7 CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" shall have occurred if at any time during the term of Executive's employment hereunder, any of the following events shall occur:

            (a) The Company is merged, or consolidated. or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than fifty percent (50%) of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of voting securities of the Company immediately prior to such transaction;

            (b) The Company sells all or substantially all of its assets or any other corporation or other legal person and thereafter, less than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of the acquiring or consolidated entity are held in the aggregate by the holders of voting securities of the Company immediately prior to such sale;

            (c) There is a report filed after the date of this Agreement on
      Schedule 13 D or schedule 14 D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of l934 (the "Exchange Act") disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the exchange Act) has become the beneficial owner (as the term beneficial owner is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) representing fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Company;

            (d) The Company shall file a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to item 1 of Form 8-X thereunder or Item 5(f) of Schedule 14 A thereunder (or any successor schedule, form or report or item therein) that the change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

            (e) During any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election to the nomination for election by the Company's shareholders of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of such period.

      6.8 TERMINATION BY EXECUTIVE. At any time, Executive may terminate his employment by giving thirty (30) days advance written notice to the Company. The Company shall pay Executive all Accrued Compensation, but no other compensation or reimbursement of any kind, including without limitation, severance compensation, and thereafter the Company's obligations hereunder shall terminate.

      6.9 MITIGATION. Except as otherwise specifically provided herein, Executive shall not be required to mitigate the amount of any payment provided under this Agreement by seeking other employment or self-employment, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or through self-employment or by retirement benefits after the date of Executive's termination of employment from the Company.

      6.10 COORDINATION. If upon termination of employment, Executive becomes entitled to rights under other plans, contracts or arrangements entered into by the Company, this Agreement shall be coordinated with such other arrangements so that Executive's rights under this Agreement are not reduced, and that any payments under this Agreement offset the same types of payments otherwise provided under such other arrangements, but do not otherwise reduce any payments or benefits under such other arrangements to which Executive becomes entitled.

                                    ARTICLE 7

                               GENERAL PROVISIONS

      7.1 GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement and the rights of the parties thereunder shall be interpreted and enforced under California law without reference to principles of conflicts of laws. The parties expressly agree that inasmuch as the Company's headquarters and principal place of business are located in California, it is appropriate that California law govern this Agreement.

      7.2 ASSIGNMENT; SUCCESSORS BINDING AGREEMENT.

            (a) Executive may not assign, pledge or encumber his interest in this Agreement or any part thereof.

            (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by operation of law or by agreement in form and substance reasonably satisfactory to Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

            (c) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributee, devisees and legatees. If Executive should die while any amount is at such time payable to his hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legates or other designee or, if there be no such designee, to his estate.

      7.3 CERTAIN REDUCTION OF PAYMENTS. In the event that any payment or benefit received or to be received by Executive under this Agreement would result in all or a portion of such payment to be subject to the excise tax on "golden parachute payments" under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then Executive's payment shall be either (a) the full payment or (b) such lesser amount which would result in no portion of the payment being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable Federal, state and local employment taxes, income taxes, and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code.

      7.4 NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

      To the Company:

      Neurocrine Biosciences, Inc.
      12790 El Camino Real
      San Diego, CA 92130
      Attn.: President & Chief Executive Officer

   To Executive:

      Richard Ranieri
      12790 El Camino Real
      San Diego, CA 92130

      7.5 MODIFICATION; WAIVER; ENTIRE AGREEMENT. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer as may be specifically designated by the Board of the Company. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

      7.6 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      7.7 CONTROLLING DOCUMENT. Except to the extent described in Section 6.l0, in case of conflict between any of the terms and condition of this Agreement and the document herein referred to, the terms and conditions of this Agreement shall control.

      7.8 EXECUTIVE ACKNOWLEDGMENT. Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

      7.9 REMEDIES.

            (a) INJUNCTIVE RELIEF. The parties agree that the services to be rendered by Executive hereunder are of a unique nature and that in the event of any breach or threatened breach of any of the covenants contained herein, the damage or imminent damage to the value and the goodwill of the Company's business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of any such provisions by Executive, in addition to any other relief (including damage) available to the Company under this Agreement or under law.

            (b) EXCLUSIVE. Both parties agree that the remedy specified in
      Section 7.9(a) above is not exclusive of any other remedy for the breach by Executive of the terms hereof.

      7.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

      7.11 PREVAILING PARTY EXPENSES. In the event that any action or proceeding is commenced to enforce the provisions of the Agreement, the court adjudicating such action or proceeding shall award to the prevailing party all costs and expenses thereof, including, but not limited to, all reasonable attorneys' fees, court costs, and all other related expenses.

EXECUTED BY THE PARTIES AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

RICHARD RANIERI                       NEUROCRINE BIOSCIENCES, INC


/s/ Richard Ranieri                   By: /s/ Gary A. Lyons
_______________________                   ______________________________________
                                          Gary A. Lyons,
                                          President and Chief Executive Officer